MINUTES OF DIRECTORS MEETING
                                       OF
                              FAR WEST GOLD, INC.

A meeting of the Board of Directors of Far West Gold, Inc. was held on the 15th day of April, 1996 at 10:00 a.m. at the offices located at 400 Burrard Street, Suite 1400, Vancouver, B.C. V6C-3G2.

There were present and participating at the meeting, either in person or telephonically, Mr. Harmel S. Rayat, Mr. Kundan S. Rayat and Ms. Jasbinder Chohan being all of the Directors of the Company. Harmel S. Rayat, the President, chaired the meeting. Jasbinder Chohan, the Secretary, read the minutes of the last regular meeting and they were approved.

The first item of discussion brought before the Board of Directors was a discussion concerning a reverse split of the company's common stock by a ratio of one (1) new share for every five hundred (500) old shares with the par value to remain at $.001. The reverse split is to take effect on this 15th day of April, 1996. After motion duly made, seconded and unanimously carried with all in favor; it was,

         Resolved, that the Company reverse split its common stock by a ratio of one (1) new share for five hundred (500 old shares with the par value remaining $.001.

         Further Resolved, that the effective date of the reverse split to be April 15, 1996.

The second item to be discussed was concerning the possibility of acquiring exploration and development stage resource properties in North America and abroad. After a thorough discussion it was agreed to put the vote on hold until the next Board of Directors meeting which was scheduled to be on Tuesday, April 16th, 1996.

There being no further business and upon motion duly made and seconded, the meeting was adjourned.



/s/ Harmel S. Rayat                                /s/ Kundan S. Rayat
-------------------                                -------------------
Mr. Harmel S. Rayat, President, Director           Mr. Kundan S. Rayat, Director



/s/ Jasbinder Chohan
--------------------
Ms. Jasbinder Chohan, Secretary, Director


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